MIKE GATHY JOINS LAZARD AS CHIEF ACCOUNTING OFFICER

NEW YORK, October 9, 2023 – Lazard Ltd (NYSE: LAZ) announced today that Mike Gathy has joined the firm as a Managing Director and Chief Accounting Officer, effective immediately.

Mr. Gathy will be responsible for leading and developing Lazard’s accounting function, increasing automation, streamlining critical processes and leveraging analytical tools to deliver real-time insights on financial performance. He will also maintain and bolster Lazard’s strong focus on the quality and resiliency of its financial controls. He will be based in New York.
“Mike is a proven and trusted leader who brings extensive experience building and strengthening finance and accounting teams at global institutions,” said Mary Ann Betsch, Chief Financial Officer of Lazard. “He will play an important role in continuing to develop our best-in-class global finance function, and support the firm’s transformational objectives between now and 2030.”
Mr. Gathy joins Lazard from Morgan Stanley, where he served as Global Head of Investment Management Controllership and Capital, and previously as Head of SEC Reporting for the firm. Prior to Morgan Stanley, Mr. Gathy spent over a decade at PricewaterhouseCoopers in a variety of audit and accounting roles in New York, London, Frankfurt and Warsaw.
Mr. Gathy holds a bachelor’s degree in Finance and Accounting from New York University’s Stern School of Business, and is a Certified Public Accountant in the state of New York.
About Lazard
Lazard, one of the world's preeminent financial advisory and asset management firms, operates from 43 cities across 26 countries in North and South America, Europe, Asia and Australia. Celebrating its 175th year, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com. Follow Lazard at @Lazard
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